Exhibit 99.1
Guangqing Chen

January 23, 2013

Board of Directors
Mega World Food Holding Company

Gentlemen:

I hereby resign my positions as Director and all other positions to which I have been assigned, regardless of whether I served in such capacity, of the Company, effective at 11:59 A.M., January 23, 2013.  The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/Guang Qing Chen
Guangqing Chen